Exhibit 3.2

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
LOEWS CORPORATION

Loews Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.This Certificate of Amendment amends the provisions of the Corporation’s Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on August 20, 2009.

2.Article TENTH of the Corporation’s Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“TENTH: No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such an exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as presently in effect or as the same may hereafter be amended. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

The provisions of this Article Tenth shall not be deemed to limit or preclude indemnification of a director or officer of the Corporation for any liability which has not been limited by the provisions of this Article Tenth.”

3.This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Marc A. Alpert, its Senior Vice President, General Counsel and Secretary, this 9th day of May, 2023.

/s/ Marc A. Alpert_____
Marc A. Alpert
Senior Vice President, General Counsel and Secretary